Exhibit 99.1

CSK Auto Corporation Sales Update

PHOENIX, AZ, July 7 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today announced that same store sales for the first nine weeks of the second fiscal quarter (ending August 1, 2004) were below sales for the same period in fiscal 2003 by 2% (comprised of negative 2% from the retail business and negative 1% from the commercial business). As a result of current sales trends, second quarter 2004 earnings per share are expected to be below our previously announced guidance. If the current sales trends continue for the remainder of the quarter, the Company expects earnings for the second quarter of approximately $0.27 — $0.31 per diluted share.

“We believe that our recent sales have been negatively impacted by unseasonably cool weather, which has resulted in weak demand for products in heat-related categories, and reduced miles driven by consumers as a result of higher gas prices. We remain committed to our ongoing merchandising and marketing efforts and will continue to focus on successful implementation of our existing strategies. We are continuing to focus on opportunities within our control and are taking appropriate actions to respond to current conditions,” said Maynard Jenkins, Chairman and Chief Executive Officer.

Based on second quarter sales trends, the Company anticipates that full year earnings may be negatively impacted; however, the Company believes it is premature to update full year earnings guidance. The Company plans to release its second quarter earnings on September 2, 2004 and discuss the outlook for the remainder of the year on its conference call to be held that afternoon at 5 p.m. Eastern Time.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 2, 2004, the Company operated 1,117 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained within this release are forward-looking statements. They discuss, among other things, expected growth, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, changes in the level of consumer spending on or preferences in automotive-related merchandise, and the weather. Other risk factors are detailed in the Company’s Report on Form 10-K for the fiscal year ended February 1, 2004 filed with the United States Securities and Exchange Commission on April 15, 2004. Actual results may differ materially from anticipated results described in these forward-looking statements.

Contact: Don Watson (602) 631-7224

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